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                                                                    Exhibit 11.1
                                                                    ------------

                             MYRIAD GENETICS, INC.
             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE


                                                      Three Months Ended
                                             September 30, 1997  September 30, 1996
                                             ------------------  ------------------
Net loss                                        ($1,795,801)        ($2,830,079)
Weighted average common shares outstanding        9,237,843           8,712,829
                                                -----------         -----------
Net loss per share                                   ($0.19)             ($0.32)
                                                ===========         ===========